Exhibit k(5)

AMENDMENT AND JOINDER

TO

ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

AMENDMENT AND JOINDER dated as of October 22, 2019, amongst each entity listed on Annex 1 attached hereto (each, a “Fund” collectively, the “Funds”) and The Bank of New York Mellon (“BNY Mellon”). Capitalized terms used but not defined herein shall have the meanings given in the Agreement (defined below).

WHEREAS, certain of the Funds and BNY Mellon have entered into a Fund Administration And Accounting Agreement dated as of June 16, 2017 (the “Agreement”), pursuant to which BNY Mellon provides services to certain of the Funds, one or more of which is a registered closed-end investment company; and

WHEREAS, in connection with the formation of Versus Capital Real Assets Sub-REIT II LLC, a wholly owned subsidiary of Versus Capital Real Assets Fund LLC (the “Subsidiary”), the parties desire to add the Subsidiary as a party to the Agreement;

WHEREAS, the Subsidiary is not a registered investment company, and certain terms and provisions of the Agreement therefore would not apply to it;

NOW, THEREFORE, in consideration of the forgoing premises and mutual covenants, agreements and promises contained in this Amendment, the parties hereto, intending to be legally bound, agree as follows:

1.       Amendment to the Agreement. Annex 1 attached to this Amendment and Joinder shall be added to the Agreement and made a part thereof to indicate the Funds which are parties thereto.

2.       Acceptance of Agreement and Fees. BNY Mellon and the Subsidiary hereby agree to be bound by the terms of the Agreement, including this Amendment and Joinder, and the Subsidiary hereby appoints BNY Mellon to provide it with the services set forth in Exhibit A hereto. For the avoidance of doubt, to the extent the Subsidiary’s assets include real estate, BNY Mellon shall not have any property management, servicing, oversight, or maintenance obligations with respect to such real estate. The Subsidiary shall be a non-RIC party to the Agreement as an Additional Fund as of the date of this Amendment and Joinder. As compensation for services to be rendered to the Subsidiary pursuant to the terms of the Agreement, the Subsidiary shall pay a fee to BNY Mellon as may be agreed to in writing by the parties.

3.       This Amendment and Joinder shall become effective upon execution by the parties hereto. From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

4.       Except as amended hereby, the Agreement shall remain in full force and effect.

5.       This Amendment and Joinder shall be governed by the laws of the State of New York without regard to conflict of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Joinder to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

EACH ENTITY ON ANNEX 1 HERETO

By

Title:

THE BANK OF NEW YORK MELLON

By

Title:
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ANNEX 1

LIST OF FUNDS

Versus Capital Real Assets Fund LLC

Versus Capital Real Assets Sub-REIT LLC

Versus Capital Real Assets Sub-REIT II LLC

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EXHIBIT A

SUB-REIT ADMINISTRATION SERVICES

General Administration

•	Assist with / coordinate audits by independent accountants
•	Produce quarterly unaudited fund financial statements
•	Provision of financial accounting data for inclusion in any required tax or regulatory filings

Fund Conversion / Set Up

•	Assign resources, including a project manager, to assist with launch of the Fund or conversion of any data from legacy / internal platforms to BNY Mellon’s designated platform / system
•	Receive, record, and obtain the advisor sign off on the Application / Commitment agreements from the limited partners (as may apply)
•	Receive KYC / AML certification documentation from the Fund or Fund’s legal counsel attesting to the completion of all required reviews if BNY Mellon does not perform investor KYC / AML reviews

Sub-REIT Accounting

•	Record all known transactions in the Fund’s books and records
•	Record market value of Fund assets using independent or directed appraisals or other pricing sources
•	Reconcile portfolio positions and cash balances to prime brokers / custodian / counterparties as required
•	Maintain books and records and general ledger accounts
•	Calculate and accrue income and expenses
•	Calculate realized unrealized portfolio gains and losses
•	Calculate and facilitate the payment of advisor fees
•	Calculate and process dividend distributions
•	Provide and support certain lender reporting requirements
•	Calculate Fund NAV
•	Provide inputs for and facilitate REIT compliance testing with tax advisor engaged by the Fund

Cash Management

•	Fund level check & wire transfer processing
•	Fund level bank statement reconciliations
•	Assistance with Banking and Brokerage Account Opening, as may be required

Performance Reporting (as may be required and agreed between BNY Mellon and Versus Capital)

•	Calculate and provide data in accordance with delivery standards
•	Fund level (gross and net)
•	Component Fund level (income and appreciation)
•	Property level (income and appreciation)
•	Consultant reporting (as may apply and agreed between BNY Mellon and Versus Capital)
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